Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
THIRD QUARTER 2012 FINANCIAL RESULTS

EVANSTON, Ill., November 1, 2012 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the third quarter of 2012 ended September 30, 2012. Fidus provides customized debt and equity financing solutions primarily to lower middle market companies based in the United States.

Third Quarter 2012 Financial Highlights

•	Net asset value of $182.1 million, or $15.27 per share, at September 30, 2012

•	Weighted average yield on debt investments as of September 30, 2012 was 15.4%

•	Total investment income of $9.0 million

•	Net investment income of $4.0 million, or $0.40 per share

•	Net increase in net assets resulting from operations of $6.6 million, or $0.66 per share

•	Originated $24.3 million of investments; added 3 portfolio companies

•	Paid quarterly distribution of $0.38 per share on September 25, 2012

•	On September 11, 2012, sold approximately 2.5 million shares of common stock resulting in $38.0 million in net proceeds

Management Commentary

“Fidus’ third quarter was an active and productive period for the company. Highlights include originations totaling $24.3 million; the exit of a portfolio company investment with a realized gain of $2.0 million; and, the completion of our first follow-on equity offering,” said Edward Ross, Chief Executive Officer of Fidus Investment Corporation. “These events helped drive a more than doubling of net income over the third quarter of 2011.

“We remain cautious and highly selective in the current sluggish economic environment, focusing on high-quality businesses that we feel are more defensive in nature, that performed relatively well during 2008 and 2009 and have positive long-term outlooks,” continued Mr. Ross. “With the proceeds of our recent capital raise, we currently have $68.1 million in cash plus $8.5 million in unfunded SBA commitments, positioning us well to continue to prudently grow our investment portfolio. In addition, after receiving a Green Light letter from the SBA to apply for a second SBIC license in July, we submitted our application in October. If approved, the license will provide us with access to an additional $75.0 million of low cost, long-term debt capital.”

Third Quarter 2012 Financial Results

Total investment income was $9.0 million for the three months ended September 30, 2012, an increase of $3.0 million, or 50.9%, over the $6.0 million of total investment income for the three months ended September 30, 2011. The increase was primarily due to higher average levels of outstanding debt investments in the third quarter of 2012 compared to the third quarter of 2011.

Total expenses were $5.0 million, an increase of $1.7 million or 50.8%, over the $3.3 million of total expenses for the three months ended September 30, 2011. The increase in total expenses was attributable to a $0.3 million increase in interest expense as a result of higher average balances of SBA debentures outstanding, an increase of $0.4 million in the base management fee due to a higher asset base, an increase of $1.1 million in the incentive fee due to higher net investment income and net gains on investments, partially offset by a decrease of $0.1 million in professional fees due to lower legal costs.

Net investment income for the three months ended September 30, 2012 was $4.0 million, or $0.40 per share, compared to $2.7 million, or $0.28 per share, for the third quarter of 2011.

Total realized gains on investments was $2.0 million for the three months ended September 30, 2012, compared to $0 in the corresponding period in 2011. The realized gains resulted primarily from the sale of one non-control/non-affiliate investment. Net unrealized appreciation on the portfolio was $0.6 million in the quarter ended September 30, 2012, comprised of $0.8 million of net unrealized appreciation on equity investments (including $0.1 million of reclassification to realized gain on investments), partially offset by $0.2 million of net unrealized depreciation on debt investments. During the three months ended September 30, 2011, Fidus recorded net unrealized appreciation of $0.5 million. This consisted of $0.3 million of net unrealized appreciation on equity investments and $0.2 million of net unrealized appreciation on debt investments.

As a result of the events described above, net increase in net assets resulting from operations was $6.6 million in the three months ended September 30, 2012, or $0.66 per share, compared with a net increase in net assets resulting from operations of $3.1 million, or $0.33 per share, in the third quarter of 2011.

Portfolio and Investment Activities

As of September 30, 2012, Fidus had debt and equity investments in 29 portfolio companies with a total fair value of $251.9 million, or approximately 106% of cost. The Company’s average portfolio investment was $8.2 million and the Company held equity ownership in 86.2% of its portfolio companies. During the three months ended September 30, 2012, Fidus made investments of $24.3 million in three new portfolio companies and received proceeds from repayments and sales of investments totaling $10.5 million. As of September 30, 2012, the weighted average yield on debt investments was 15.4%.

Third quarter 2012 investment activity included the following new portfolio company investments:

•	S.B. Restaurant Co. – Fidus invested $7.5 million of subordinated notes and warrants in S.B. Restaurant Co., doing business as Elephant Bar Restaurants, a California-based owner and operator of full service, casual dining restaurants.

•	National Truck Protection Co., Inc. – Fidus invested $9.0 million of senior secured notes and $0.5 million of common equity in National Truck Protection Co., Inc., a leading independent provider of warranties and service contracts to the North American trucking industry.

•	Apex Microtechnology, Inc. – Fidus invested $6.2 million of subordinated notes and warrants and $1.2 million of common equity in Apex Microtechnology, Inc., a leading provider of precision high-power analog amplifier products.

Fidus had no loans on non-accrual status as of September 30, 2012.

Liquidity and Capital Resources

At September 30, 2012, the Company had $68.1 million in cash and cash equivalents, including net proceeds of $38.0 million from the Company’s recent common stock offering. SBA debentures outstanding were $141.5 million with an annual weighted average interest rate of 4.6% as of September 30, 2012. Unfunded SBA commitments totaled $8.5 million as of September 30, 2012.

On October 15, 2012 the Company submitted an application to the U.S. Small Business Administration, or the SBA, for a second small business investment company license, or SBIC, after receiving a “Green Light” letter from the SBA on July 30, 2012 allowing the Company to proceed with such an application. If approved, the additional license will provide the Company with an incremental source of attractive long-term debt capital. Fidus has received no assurance or indication from the SBA that it will receive a second license, or of the timeframe in which it would receive a license, should one ultimately be granted.

Declared Fourth Quarter 2012 Dividend of $0.38 Per Share

The Company announced today that its Board of Directors has declared a quarterly dividend of $0.38 per share for the fourth quarter of 2012, representing an increase of 18.8% over the fourth quarter of 2011. The Company’s dividend will be payable on December 21, 2012 to stockholders of record as of December 7, 2012.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2012 taxable income, as well as the tax attributes for 2012 dividends, will be made after the close of the 2012 tax year. The final tax attributes for 2012 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Third Quarter 2012 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am EDT on Friday, November 2, 2012. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 50156008.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm EDT on November 2, 2012 until 11:59pm EDT on November 9, 2012 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 50156008. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarterly period ended September 30, 2012 that will be filed with the Securities and Exchange Commission (www.sec.gov) on November 1, 2012.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle market companies, which we generally define as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code, commencing with its taxable year ended December 31, 2011. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’ control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities

	September 30, 2012
	(unaudited)	December 31, 2011

ASSETS
Investments, at fair value
Control investments (cost: $20,630,677 and $19,916,617, respectively)	$30,407,264	$28,598,962
Affiliate investments (cost: $59,311,692 and $49,913,338, respectively)	57,636,050	50,058,243
Non-control/non-affiliate investments (cost: $158,423,437 and $122,709,976, respectively)	163,874,163	126,088,167

Total investments, at fair value (cost: $238,365,806 and $192,539,931, respectively)	251,917,477	204,745,372
Cash and cash equivalents	68,129,793	39,058,516
Interest receivable	3,754,228	1,686,851
Deferred financing costs (net of accumulated amortization of $1,466,376 and $1,134,767, respectively)	3,464,999	2,687,233
Prepaid expenses and other assets	817,004	465,171

Total assets	328,083,501	248,643,143

LIABILITIES
SBA debentures	141,500,000	104,000,000
Accrued interest payable	501,768	1,718,989
Due to affiliates	3,356,185	2,162,160
Accounts payable and other liabilities	605,741	279,849

Total liabilities	145,963,694	108,160,998

Net Assets	$182,119,807	$140,482,145

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 11,930,084 and 9,427,021 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	$11,930	$9,427
Additional paid-in capital	177,109,526	138,648,226
Undistributed net investment income	275,063	422,049
Accumulated net realized gain (loss) on investments	1,492,676	(481,937)
Accumulated net unrealized appreciation on investments	3,230,612	1,884,380

Total net assets	$182,119,807	$140,482,145

Net asset value per share	$15.27	$14.90

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Investment Income:
Interest and fee income
Control investments	$743,717	$871,795	$2,193,331	$2,545,183
Affiliate investments	1,992,048	1,102,565	5,553,392	3,027,253
Non-control/non-affiliate investments	6,023,598	3,816,417	15,843,256	10,062,551

Total interest and fee income	8,759,363	5,790,777	23,589,979	15,634,987
Dividend income
Control investments	—	124,697	—	361,073
Affiliate investments	30,787	—	91,645	—
Non-control/non-affiliate investments	156,504	11,320	428,432	11,320

Total dividend income	187,291	136,017	520,077	372,393
Interest on idle funds and other income	33,828	23,427	95,445	55,891

Total investment income	8,980,482	5,950,221	24,205,501	16,063,271

Expenses:
Interest expense	1,651,492	1,376,205	4,663,356	4,095,257
Base management fee	1,099,361	705,159	3,044,075	2,740,562
Less: management fee offset	—	—	—	(430,208)
Incentive fee	1,644,150	535,841	3,567,566	535,841
Administrative service expenses	218,692	184,069	671,834	206,242
Professional fees	158,603	308,482	571,755	478,832
Other general and administrative expenses	198,084	185,749	699,901	291,870

Total expenses	4,970,382	3,295,505	13,218,487	7,918,396

Net investment income before income taxes	4,010,100	2,654,716	10,987,014	8,144,875
Income tax expense (benefit)	7,921	—	13,267	—

Net investment income	4,002,179	2,654,716	10,973,747	8,144,875

Net realized and unrealized gains (losses) on investments:
Realized gain (loss) on non-control/non-affiliate investments	1,974,613	—	1,974,613	(7,935,430))
Net change in unrealized appreciation on investments	599,812	490,836	1,346,232	10,876,497)

Net gain on investments	2,574,425	490,836	3,320,845	2,941,067

Net increase in net assets from operations	$6,576,604	$3,145,552	$14,294,592	$11,085,942

Per common share data: (1)
Net investment income per share-basic and diluted	$0.40	$0.28	$1.14	$0.86

Net increase in net assets resulting from operations
per share-basic and diluted	$0.66	$0.33	$1.49	$1.18

Dividends paid per share	$0.38	$0.32	$1.08	$0.32

Weighted average number of shares outstanding-
basic and diluted	9,939,307	9,427,021	9,599,029	9,427,021

(1)	The weighted average shares outstanding for the three and nine months ended September 30, 2011, are based on the assumption that the number of shares issued in the Formation Transactions and Offering (including the over-allotment) in June and July 2011 (9,427,021 shares of common stock) had been issued on January 1, 2011.

Company Contact:	Investor Relations Contact:
Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Stephanie Prince/Jody Burfening LHA (212) 838-3777 sprince@lhai.com